UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 1, 2009, Visa Inc. (“Visa”) issued a press release announcing that Visa International, its wholly-owned subsidiary, sold 136,478,372 shares of Companhia Brasileira de Meios de Pagamento (“VisaNet do Brasil”), in connection with VisaNet do Brasil’s June IPO. Visa’s proceeds from the sale, net of underwriter discounts and fees, are approximately US$1 billion based on current exchange rates. Of the $1 billion in proceeds, the Company will retain about half after applicable taxes. Visa will record a GAAP gain from the sale in the quarter ended June 30, 2009, net of tax, of approximately $235 million. The gain reflects Visa International’s recorded book value of $535 million, which is comprised of a cash investment of $18 million made in April 2008 and $517 million recorded through GAAP purchase accounting treatment as part of Visa’s reorganization in October 2007.

A copy of the press release issued on July 1, 2009 is attached as Exhibit 99.1 to this Current Report on Form 8-K. All information in the press release is furnished but not filed.

As previously announced, Visa has initiated a program to allow its class C stockholders to apply for an early termination of the transfer restrictions applicable to class C shares, for up to 30% of the class C shares held by each such stockholder as of July 1, 2009, subject to certain terms and conditions. The release of the transfer restrictions does not increase the number of Visa’s outstanding shares and there is no dilutive effect to the outstanding share count from these transactions. The remaining class C shares will continue to be subject to the general transfer restrictions that expire on March 25, 2011 under Visa’s Certificate of Incorporation. In order to participate in the program, class C stockholders will need to apply to Visa’s transfer agent between July 1 and September 30, 2009. Instructions for participating in the program, including its terms and conditions, were made available to Visa’s class C stockholders in June 2009, and are available at http://investor.visa.com/phoenix.zhtml?c=215693&p=classshareholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release issued by Visa Inc., dated July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: July 1, 2009

	By:	/s/ Joseph W. Saunders
Joseph W. Saunders
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Visa Inc., dated July 1, 2009.